Exhibit No. 10.2

UNITED RETAIL GROUP, INC.

2006 TANDEM BONUS PLAN AGREEMENT

The annual Tandem Bonus Plan that supplements the United Retail Group, Inc. Incentive Compensation (“IC”) Plan has been extended through fiscal 2006. Selected Senior Vice Presidents, Vice Presidents and Directors whose activities support product directors, planners, designers, marketing executives, and sales executives of the business have been named as participants.

The purpose of the 2006 Tandem Bonus Plan is to provide appropriate financial incentives to key executives whose support of the other executives who drive sales is essential to the success of the business.

The 2006 Tandem Bonus Plan shall operate in the following manner.

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The Chairman of the Board of United Retail Group, Inc. and his designees shall assign operational performance goals and projects for fiscal 2006 to each participant; all performance goals and projects shall have measurable completion criteria and fixed deadlines.

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The Chairman shall be authorized in his sole discretion to make cash bonus awards with respect to the fiscal year to participants who successfully achieve their assigned performance goals and complete projects on time.

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The amount of each award shall reflect, among other things, the difficulty of the performance goals achieved and the projects completed, the degree of success, the positive effect on annual consolidated operating income and the general job performance of the participant.

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The merit bonus award to each participant for fiscal 2006 shall not exceed the remainder of (i) the equivalent of the amount that would be payable to the participant under the 2006 IC Plan in the event 40% of the 100% target operating income is achieved in both seasons in the fiscal year, minus (ii) the amount actually paid to the participant for both seasons under the 2006 IC Plan, either in accordance with its terms or as a guaranteed minimum payment as part of a hiring package for a newly employed participant. (For example, if two seasonal IC payouts are actually made based on achieving the 20% operating income target, the maximum annual merit bonus to a participant would be equal to the two IC payouts combined.)

•	Merit bonus awards shall be subject to withholding taxes.

(over)

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Merit bonus awards will vest on the first business day after the Audit Committee of the Board of Directors of United Retail Group, Inc. reviews the consolidated financial statements for fiscal 2006. (Prior to that time, the Company has the legal right to cancel the entire program without notice for any reason and without incurring any liability.) An associate must be in the Company’s employ on that date, and must return to work if on vacation or leave on that date, in order to receive a merit bonus.

Participation in the Tandem Bonus Plan confers no right to continued employment. Employment remains “at will” and may be terminated without cause at any time by the associate or by the Company, without any entitlement to future payment of a bonus.

Please acknowledge that you have read and understood and accept the above terms and conditions that will apply during fiscal 2006 by dating and signing the attached copy and returning it to the Associates Services Department.

Only associates who sign and return the attached copy may participate in the 2006 Tandem Bonus Plan.

Dated:	February	, 2006	________________________
(please sign your name)

________________________
(please print your name)

KPC:jmt